Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Ron Arp 360.601.2991

rarp@amplifygroup.com

METRO ONE REALIGNING TO PURSUE OPPORTUNITIES IN CONTACT SERVICES AND DATA MANAGEMENT

Company to exit wholesale directory assistance business

PORTLAND, Ore. (March 21, 2008) – Metro One Telecommunications, Inc. (Nasdaq: INFO) has announced a significant restructuring designed to improve cash flow and pursue its nascent data and contact services business.

The Company will exit the wholesale directory assistance business by May 5, where it handled incoming information calls for telecommunications companies. As a result, the Company will close or sell call centers in Minneapolis, Charlotte, Orlando, and Honolulu in addition to its recently closed call centers in Long Island and Portlan and will reduce corporate staff at its Portland headquarters. About 600 call center and related positions will be eliminated and staff will be provided severance packages based upon length of service. The Company anticipates that costs to be incurred in connection with the closure of call centers and reductions in staff will approximate $3.6 million of which future cash expenditures associated with these actions will approximate $2.3 million. The Company expects to help its telecommunications customers find alternative solutions.

After the transition, Metro One expects to employ about 70 at the company’s headquarters in Beaverton, Ore., where it will provide inbound and outbound contact services and leverage its extensive databases and proprietary information systems to provide services to consumer and business marketers. The Company will also work to monetize its intellectual property portfolio by licensing more than 40 search and directory assistance patents.

After a concerted effort over the last two years, the Company was unable to attract enough customers who would pay for the costs to provide our services and provide a return for shareholders. “By exiting our call centers and significantly reducing our expense structure, we will have a more reasonable opportunity to build our contact services and data business into a profitable company for the future,” said James Hensel, who joined the company January 17 and serves as its President and Chief Executive Officer. “We regret the impact to our employees and their families, but must change our business model to pursue segments in information services where we can compete effectively going forward.”

About Metro One Telecommunications

Based in the Portland, Ore., suburb of Beaverton, Metro One Telecommunications, Inc. (Nasdaq: INFO), is an information services provider, offering inbound and outbound contact services, data and analytics, and related services. In the past two years, the company has processed more than 300 million search requests for information.

Safe Harbor Statement

This press release contains forward-looking statements, including, without limitation, statements describing estimated costs and estimated cash expenditures, that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.